Exhibit (i)

ROPES & GRAY LLP ONE METRO CENTER 700 12TH STREET, NW SUITE 900 WASHINGTON, DC 20005-3948 202-508-4600 F 202-508-4650 BOSTON NEW YORK PALO ALTO SAN FRANCISCO TOKYO WASHINGTON, DC www.ropesgray.com

April 29, 2008

ProFunds

7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by ProFunds, a Delaware statutory trust (the “Trust”), of shares of beneficial interest of ProFund VP Bull, ProFund VP Small-Cap, ProFund VP Dow 30, ProFund VP NASDAQ-100, ProFund VP Mid-Cap, ProFund VP Large-Cap Value, ProFund VP Large-Cap Growth, ProFund VP Mid-Cap Value, ProFund VP Mid-Cap Growth, ProFund VP Small-Cap Value, ProFund VP Small-Cap Growth, ProFund VP Asia 30, ProFund VP Europe 30, ProFund VP International, ProFund VP Emerging Markets, ProFund VP Japan, ProFund VP UltraBull, ProFund VP UltraMid-Cap, ProFund VP Ultra Small-Cap, ProFund VP UltraNASDAQ-100, ProFund VP Bear, ProFund VP Short Mid-Cap, ProFund VP Short Small-Cap, ProFund VP Short Dow 30, ProFund VP Short NASDAQ-100, ProFund VP Short International, ProFund VP Short Emerging Markets, ProFund VP UltraShort Dow 30, ProFund VP UltraShort NASDAQ-100, ProFund VP Banks, ProFund VP Basic Materials, ProFund VP Biotechnology, ProFund VP Consumer Goods, ProFund VP Consumer Services, ProFund VP Financials, ProFund VP Health Care, ProFund VP Industrials, ProFund VP Internet, ProFund VP Oil & Gas, ProFund VP Pharmaceuticals, ProFund VP Precious Metals, ProFund VP Real Estate, ProFund VP Semiconductor, ProFund VP Technology, ProFund VP Telecomunications, ProFund VP Utilities, ProFund VP U.S. Government Plus, ProFund VP Rising Rates Opportunity, ProFund VP Falling U.S. Dollar, ProFund VP Money Market and Money Market ProFund (together, the “Shares”) pursuant to post-effective amendment No. 62 on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Certificate of Trust (as on file in the office of the Secretary of State of the State of Delaware), its Agreement and Declaration of Trust, as amended, its By-Laws and such other documents as we deemed necessary for the purposes of this opinion. We assume that upon sale of the Shares by the Trust the Trust will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold, they will be validly issued, fully paid and nonassessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP

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